Prospectus Supplement No. 1 To Prospectus dated January 29, 2021	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241

Clever Leaves Holdings Inc.

Primary Offering of

17,900,000 Common Shares Issuable Upon Exercise of Warrants

1,217,826 Common Shares Issuable Upon Conversion of Non-Voting Common Shares

125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of

5,494,789 Common Shares
4,900,000 Warrants to Purchase Common Shares
4,900,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 1 supplements the Prospectus dated January 29, 2021 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement No. 1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2021. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 22, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2021

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39820	Not Applicable
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

489 Fifth Avenue, 27th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 880-4382
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares without par value	CLVR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one common share at an exercise price of $11.50	CLVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Clever Leaves Holdings Inc. (the “Company”) appointed Henry R. Hague, III as its Chief Financial Officer effective as of February 22, 2021.

Mr. Hague, age 48, has extensive financial and accounting experience and for the past 14 years he has held the Chief Financial Officer position for companies across manufacturing, pharmaceutical, cannabis and medical technology industries. Prior to joining the Company, from July 2020 to February 2021, Mr. Hague served as the Chief Executive Officer for Aidance Scientific, a FDA registered manufacturer of branded and private label OTC topical medications. From October 2018 to June 2020, he served as the Chief Financial Officer for Abacus Health Products Inc., a manufacturer of topical OTC pain and skin condition products, which was acquired by Charlotte’s Web Holdings, Inc. in June 2020. Mr. Hague served as the Chief Financial Officer of Foster Corporation from 2009 to 2018, and also as Chief Operating Officer from 2014 to 2017 and as Executive Vice President of Sales from 2012 to 2014. Mr. Hague served as the Chief Financial Officer of Scott Brass, a portfolio company of Sun Capital Partners, from 2007 to 2009. Mr. Hague holds a Bachelor of Science degree in Finance from Bentley University.

There are no family relationships between Mr. Hague and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K.

On February 9, 2021, NS US Holdings, Inc., a subsidiary of the Company (“NS US Holdings”), entered into an employment agreement with Mr. Hague  with respect to his position as Chief Financial Officer (the “Employment Agreement”). The Employment Agreement provides for (i) an annual base salary of $250,000 (ii) eligibility for a discretionary, performance-based annual bonus equal to 40% of annual base salary (prorated for 2021 to take into account Mr. Hague’s partial year of employment), (iii) a restricted share unit (“RSU”) grant and two stock option grants, in each case with respect to common shares of the Company, and (iv) in the event Mr. Hague’s employment were to be terminated by NS US Holdings without Cause (as defined in the Employment Agreement), severance payments in the form of six months of salary continuation, payable in regular installments in accordance with NS US Holdings’ normal payroll practices.

Each equity award granted will be made under the 2020 Incentive Award Plan of the Company (the “2020 Plan”) and an applicable award agreement thereunder. The first equity award will be in the form of 60,000 RSUs. The second equity award will be in the form of a stock option to purchase 20,000 of the Company’s common shares with a per-share exercise price equal to the greater of (i) $10.00 and (ii) the Fair Market Value (as defined in the 2020 Plan) per share on the grant date. The third equity award will be in the form of a stock option to purchase 20,000 of the Company’s common shares with a per-share exercise price equal to the greater of (i) $12.50 and (ii) the Fair Market Value per share on the grant date. Each of the equity awards will vest in equal installments on the first four anniversaries of the grant date, subject to Mr. Hague’s continued employment in good standing with the Company or any of its subsidiaries through the applicable vesting date. The grant of the equity awards is conditioned upon (i) approval of equity awards by the compensation committee of the board of directors of the Company, and (ii) the filing of a registration statement on Form S-8 with respect to the 2020 Plan.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Effective as of February 22, 2021, Amit Pandey, who served as the Interim Chief Financial Officer since December 2020, will no longer act in this capacity. Mr. Pandey will remain with the Company as Executive Vice President of Finance.

Item 7.01. Regulation FD Disclosure.

On February 22, 2021, the Company issued a press release regarding the appointment of Henry R. Hague, III as Chief Financial Officer of Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

2

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of February 9, 2021, between NS US Holdings, Inc. and Henry R. Hague, III.

99.1	Press Release, dated as of February 22, 2021.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clever Leaves Holdings Inc.

By:	/s/ David M. Kastin
	Name:	David M. Kastin
	Title:	General Counsel and Corporate Secretary

Date: February 22, 2021

4

Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 9, 2021 (the “Effective Date”), between NS US Holdings, Inc. (the “Company”), a subsidiary of Clever Leaves Holdings Inc. (“Parent”), and Henry R. Hague, III (“Employee,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Employee as an employee of the Company, and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Employment; Title; Duties and Location. The Company hereby employs Employee, and Employee hereby accepts such employment with the Company, on the terms and subject to the conditions set forth herein. During the term of this Agreement, Employee shall serve the Company and any affiliates in the position of Chief Financial Officer and shall report directly to and perform the duties and responsibilities assigned to Employee from time to time by the Chief Executive Officer of the Company or his designee. It is expected that Employee’s start date will be on or about February 22, 2021. The Employee’s initial principal place of business shall be at the Company’s headquarters located in New York, New York or such other location as may be the Company’s headquarters from time to time; provided that the Employee may work out of any of the Company’s offices in any location; provided, further, that, the Employee shall relocate to the Company’s offices in Miami, Florida no later than December 31, 2021.

2. At-Will Employment. Employee agrees that Employee’s employment shall be “at-will,” meaning that such employment is not for a definite duration and, subject to Section 8 herein, may be terminated by either Employee or the Company, at any time, for Cause (as defined below), for any other reason or no reason. For purposes hereof, “Cause” means the occurrence of any one of the following on Employee’s part: (a) dishonesty of a material nature, including theft, fraud, or embezzlement of money or tangible or intangible assets or property of the Company or its employees or business relations; (b) conviction of, or a plea of nolo contendre to, a felony or act of moral turpitude (excluding any conviction of, or plea of nolo contendre to, any crime under Federal laws for possession or distribution of cannabis or of any products containing cannabis resulting from the Employee’s actions that are lawful under applicable state law and are undertaken by the Employee at the direction of the Employee’s supervisor or manager or any officer of the Company in the performance of the Employee’s duties to the Company); (c) material breach of this Agreement or Employee’s fiduciary duties to the Company; or (d) gross negligence in the performance of Employee’s duties to the Company.

3. Compensation.

3.1 Base Salary. During the term of this Agreement, Employee shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions, including all federal, state, local or other taxes or any payments of any other nature as shall be required pursuant to any law or governmental regulation or ruling. Employee’s Base Salary shall be at the annual rate of USD$250,000.00.

3.2 Annual Bonus. In addition to the Base Salary, Employee shall be eligible for an annual bonus that shall be equal to 40% of Employee’s Base Salary (the “Annual Bonus”) that shall normally be paid on or around the fiscal year end, provided, however, that the Annual Bonus shall be at the Company’s discretion and subject to the achievement of operating and performance metrics set at the Company’s discretion. The Annual Bonus shall be prorated for the Employee’s initial, partial year of employment in 2021 and shall be paid, subject to Employee’s continuous employment through the payment date, annually by the Company at such time that the Company normally makes payments to its other employees and in any event, no later than March 15th of the year following the year in which such Annual Bonus is earned.

3.3 Equity Grant. Subject to the approval of the Compensation Committee of the Board of Directors of Parent and the filing of a Form S-8 registration statement by Parent with respect to the 2020 Incentive Award Plan (the “2020 Plan”) (such filing, the “S-8 Filing”), Parent will grant to the Employee, with such grants to be effective on the second business day following the date of the S-8 Filing, the following: (a) 60,000 restricted share units, which restricted share units shall vest in equal annual installments on each of the first four anniversaries of the grant date; (b) a stock option to purchase 20,000 of the Parent’s common shares, with such option having a per-share exercise price equal to the greater of (i) $10.00 and (ii) the “Fair Market Value” per share (as defined in the 2020 Plan) on the grant date, and vesting in equal annual installments on each of the first four anniversaries of the grant date; and (c) a stock option to purchase 20,000 of the Parent’s common shares, with such option having a per-share exercise price equal to the greater of (i) $12.50 and (ii) the Fair Market Value per share on the grant date, which stock option shall vest in equal annual installments on each of the first four anniversaries of the grant date. Each of the awards will be subject to such terms and conditions of the 2020 Plan and the related award agreements.

4. Vacation. Employee shall be entitled to accrue twenty (20) days of paid vacation for each twelve (12) month period during the term of this Agreement, the dates of which shall be subject to the pre-approval of the Chief Executive Officer of the Company or his designee. Accrued but unused vacation days shall carry over to subsequent years until a maximum of twenty-five (25) days have accrued.

5. Benefits. During the term of this Agreement, Employee shall be entitled to receive such employee benefits and other fringe benefits as may be provided from time to time by the Company to its similarly-situated employees, including, for example only, but not necessarily including or limited to, group health insurance, life and disability insurance, 401(k) savings plan, sick leave, and holidays, if and when Employee meets the eligibility requirements and other terms for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now or in the future being offered to employees of the Company.

6. No Other Amounts. Other than the payments and benefits provided by Sections 3 through 5 (as applicable) and 8 herein, Employee shall not be entitled to any other compensation, equity interest, profit participation, vested or unvested benefit or any payment of any kind unless approved by the Company in writing.

7. Expiration of the Term. Employee’s employment hereunder shall be “at-will,” meaning that either Employee or the Company may terminate such employment at any time, for any reason or no reason. In the event Employee elects to resign Employee’s employment, Employee shall provide the Company with at least fourteen (14) days’ advance written notice of such termination. The Company may, in its sole discretion, waive any such notice period and terminate Employee’s employment before the expiration of such notice period but will continue to pay Base Salary to the Employee through the end of such notice period in accordance with the Company’s standard payroll practices. If the Company does not terminate Employee’s employment prior to the end of such notice period, Employee shall continue to perform his duties and responsibilities consistent with the provisions of Section 1 herein.

8. Effect of Termination of Employment.

8.1 In the event Employee’s employment with the Company terminates, Employee shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as set forth below. In the event Employee’s employment with the Company is terminated for any reason, Employee shall receive the following: (i) Employee’s Base Salary through and including the effective date of Employee’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment for accrued unused vacation pay, which shall also be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of the Company’s business expense reimbursement policy, which payment shall be made within thirty (30) days after Employee submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Employee’s taxable year following the year in which the expense was incurred (together, the “Accrued Obligations”).

8.2 In addition, if Employee’s employment is terminated by the Company without Cause, then in consideration for, and subject to, Employee’s delivery to the Company of an executed waiver and release of claims in a form approved by the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 13.6 below , and Employee’s continued compliance with Employee’s post-termination obligations described in Sections 9 and 10 or in any other written agreement between Employee and the Company, in addition to the Accrued Obligations, Employee will receive severance payments in the form of salary continuation of Employee’s then-existing Base Salary for a period of six (6) months, payable, less applicable withholdings and deductions, in regular installments in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable (the Severance Payments”).

9. Confidentiality, Restrictive Covenants and Intellectual Property Agreement. Contemporaneously with their respective execution of this Agreement, the Employee shall execute the Confidentiality, Restrictive Covenants and Intellectual Property Agreement (the “Confidentiality Agreement”), a copy of which is annexed hereto as Exhibit A. The terms of the Confidentiality Agreement are hereby incorporated by reference into this Agreement, except that, to the extent there is an irreconcilable conflict between the terms of this Agreement and those of the Confidentiality Agreement, the terms of this Agreement shall govern. Employee’s execution and compliance with the terms of the Confidentiality Agreement is a material term of this Agreement, upon which Employee’s employment and continued employment with the Company is conditioned.

10. Cooperation. During and after the term of this Agreement, Employee shall assist and cooperate with the Company, its parent company and their respective affiliates (collectively, the “Company Group”) in connection with the defense or prosecution of any claim that may be made against or by the Company or any other Company Group member, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any other Company Group member, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Employee for reasonable expenses Employee incurs in fulfilling Employee’s obligations under this Section 10.

11. Representations Regarding Prior Work and Legal Obligations.

11.1 Employee represents and warrants that Employee has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts Employee’s ability to accept employment with the Company. Employee further represents and warrants that Employee is not a party to any agreement (including, without limitation, a non-competition, non-solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Employee’s ability to perform Employee’s duties and satisfy Employee’s other obligations to the Company, including, without limitation, those under this Agreement.

11.2 Employee acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and Employee affirms that all of the statements included herein are true. Employee agrees that Employee shall defend, indemnify and hold the Company harmless from any liability, expense (including attorneys’ fees) or claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Employee in this Section 11.

12. Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13. Section 409A.

13.1 The intent of the Company is that compensatory payments and benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. If any amount payable pursuant to this Agreement is determined to be “nonqualified deferred compensation” under Section 409A of the Code, this Agreement shall be interpreted, to the maximum extent possible, to be in compliance with Section 409A of the Code.

13.2 Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A of the Code and is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”).

13.3 Notwithstanding anything else in this Agreement to the contrary, if Employee is deemed by the Company to be a “specified employee” for purposes of Section 409A of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

13.4 To the extent that any reimbursements under this Agreement are subject to Section 409A of the Code, any such reimbursements payable to Employee shall be paid to Employee no later than December 31st of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code; and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

13.5 Employee’s right to receive any installment payments under this Agreement, including, without limitation, any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code.

13.6 Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution and delivery of a Release, (A) the Company shall deliver the Release to Employee within ten (10) business days following Employee’s Termination Date, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (B) if Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Employee’s acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Employee’s Termination Date and the Latest Release Effective Date fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (i) if Employee is less than 40 years old as of the Termination Date, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or such shorter time prescribed by the Company, and (ii) if Employee is 40 years or older as of the Termination Date, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date and “Latest Release Effective Date” shall mean the (eighth) 8th day following the applicable Release Expiration Date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A of the Code) due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 13.6, such amounts shall be paid in a lump sum on the first payroll date following the date that Employee executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 13.6(C), on the first payroll period to occur in the subsequent taxable year, if later.

14. Arbitration. Employee and the Company agree that, except for claims for workers’ compensation, unemployment compensation, claims before administrative agencies and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, the Confidentiality Agreement, and Employee’s employment, and/or termination of employment, with the Company. This arbitration provision includes all common-law and statutory claims (whether arising under federal, state, local or foreign law), including any claim for breach of contract, fraud, unpaid wages, wrongful termination, or discrimination/harassment on the basis of gender, age, national origin, sexual orientation, marital status, disability, or any other protected status. Such arbitration shall be conducted in New York, New York and shall be administered by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS’ then current employment arbitration rules and procedures and any applicable state statute, or successor or replacement statutes. Claims must be submitted to the JAMS for arbitration in accordance with the JAMS’s rules for commencing an arbitration and within the time period set forth in the applicable statute of limitations. The Company and Employee hereby agree that a judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties. Fees of the arbitrator shall be paid by the Company where required by applicable law. Otherwise, each Party shall be solely responsible for paying their own costs associated with the arbitration, including their own attorneys’ fees and expert witness fees. However, if either Party prevails on a statutory or contract claim which affords the prevailing party their attorneys’ fees, the arbitrator may award reasonable outside attorneys’ fees to the prevailing Party. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

15. Miscellaneous Provisions.

15.1 IRCA Compliance. This Agreement, and Employee’s employment with the Company, is conditioned on Employee’s establishing Employee’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

15.2 Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Employee, and shall inure to the benefit of and be binding upon the Company, other members of the Company Group and their successors and assigns, but the obligations of Employee are personal services and may not be delegated or assigned. Employee shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Employee’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

15.3 Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

15.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

15.5 Notices.

(a) Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) If to Employee, to Employee’s mailing address or email address on the books and records of the Company.

(ii) If to the Company, to NS US Holdings, Inc., 489 Fifth Avenue, 27th Floor, New York, NY 10017, Attention: General Counsel, or at such other mailing address or email address as it may have furnished in writing to Employee.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

15.6 Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Employee’s employment hereunder, including without limitation Sections 9, 10, 11, 12, 13, 14, and 15 herein, shall survive the termination of this Agreement and of Employee’s employment hereunder for any reason.

15.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

15.8 Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

15.9 Voluntary and Knowing Execution of Agreement. Employee acknowledges that: (a) Employee has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it; (b) Employee fully understands the terms of this Agreement including, without limitation, the significance and consequences of the post-employment restrictive covenants herein and in the Confidentiality Agreement; and (c) Employee is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

15.10 Entire Agreement. This Agreement (including Exhibit A attached hereto and the recitals set forth above both of which are hereby incorporated into this Agreement) constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

15.11 Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.12 Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Henry R. Hague, III
Henry R. Hague, III

NS US HOLDINGS, INC.

By:	/s/ Kyle Detwiler
Kyle Detwiler, Chairman and Chief Executive Officer

Exhibit 99.1

Clever Leaves Strengthens Leadership Team and Appoints Hank Hague as Chief Financial Officer

NEW YORK, February 22, 2021 -- Clever Leaves Holdings Inc. (NASDAQ: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multi-national operator and licensed producer of pharmaceutical-grade cannabinoids, announced today the appointment of Hank Hague as its new Chief Financial Officer, effective immediately.

Mr. Hague joins Clever Leaves with extensive experience in providing financial leadership to various public and private entities in the pharmaceutical, biomedical, and cannabis industries. Most recently, Mr. Hague served as CEO at Aidance Scientific, an FDA-registered manufacturer of branded and private label OTC topical medications. Prior to this role, Mr. Hague was CFO of Abacus Health Products, Inc. (“Abacus”) where he led the company’s public listing and the acquisition and integration of Harmony Hemp. Mr. Hague also managed the due diligence and sale process of Abacus to hemp-derived wellness product producer and distributor, Charlotte’s Web Holdings, Inc. Additionally, at Abacus, Mr. Hague assisted with the strategy that placed one of the first OTC CBD products sold at a national retailer and assisted with brand development for Abacus’ brand, CBDMedic. Mr. Hague has also held CFO roles at Foster Corporation and Scott Brass.

“We are thrilled to welcome Hank to the Clever Leaves team. Hank has an impressive corporate background and he has demonstrated exceptional financial and strategic leadership in his previous roles,” commented Kyle Detwiler, CEO of Clever Leaves. “Hank will be an invaluable asset as our company continues to expand our global commercial footprint and distribution network.”

“Clever Leaves’ broad international reach, and extensive partnership portfolio make the company well positioned to capitalize on the massive potential of the medical cannabis market,” said Mr. Hague. “Together with this experienced leadership team, I look forward to applying my financial leadership experience in the cannabis and pharmaceutical industries as Clever Leaves enters its next phase of growth.”

Hague steps in for Amit Pandey, who has served as Clever Leaves’ interim CFO since December 18, 2020. Clever Leaves thanks Mr. Pandey for his leadership, which included assisting Clever Leaves through its public listing on the Nasdaq in December 2020. Mr. Pandey will continue to support Mr. Hague and the global finance team in his newly appointed role as Executive Vice President of Finance.

About Clever Leaves Holdings Inc.

Clever Leaves is a multi-national cannabis company with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves has created an effective distribution network and global footprint, with a foundation built upon capital efficiency and rapid growth. Clever Leaves aims to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community. Clever Leaves has received multiple international certifications that have enabled it to increase its export and sales capacity from its Colombian operations, including European Union Good Manufacturing Practices (EU GMP) Certification, a Good Manufacturing Practices (GMP) Certification by Colombia National Food and Drug Surveillance Institute - Invima, and Good Agricultural and Collecting Practices (GACP) Certification. Clever Leaves was granted a provisional license in Portugal from Infarmed – the Portuguese health authority – that allows Clever Leaves to cultivate, import and export dry flower for medicinal and research purposes.

For more information, please visit https://cleverleaves.com/en/home/

Forward Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecasts,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Factors that may cause such differences include, without limitation, expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; the trading price of Clever Leaves securities; Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals; potential litigations; global economic conditions; geopolitical events, natural disasters, acts of God and pandemics, including, but not limited to, the economic and operational disruptions and other effects of COVID-19; regulatory requirements and changes thereto; and access to additional financing. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Press contacts:

McKenna Miller

KCSA Strategic Communications

+1347-487-6197

mmiller@kcsa.com

Diana Sigüenza

Strategic Communications Director

+57310-236-8830

Diana.siguenza@cleverleaves.com

Clever Leaves Investor inquiries:

Sean Mansouri, CFA or Cody Slach

Gateway Investor Relations

+1949-574-3860

CLVR@gatewayir.com

Clever Leaves Commercial inquiries:

Andrew Miller

Vice President Sales - EMEA, North America, and Asia-Pacific

+1416-817-1336

andrew.miller@cleverleaves.com